Jade Art Group Announces New Ticker Symbol JADA

NEW YORK and JIANGXI, CHINA, May 14, 2008 - Jade Art Group Inc. (OTCBB: JADG), a seller and distributor of raw jade sourced from the SheTai Jade mine in China, today announced that in connection with its previously announced one-for-three reverse stock split, NASDAQ has assigned the Company a new ticker  symbol.  Effective at the open of business on May 15, 2008, the Company’s shares will be trading on the OTC Bulletin Board under the new ticker symbol JADA on a split-adjusted basis.

Previously, Jade Art Group traded under the ticker symbol JADG.

About Jade Art Group Inc.

Jade Art Group Inc., through its wholly owned subsidiary, Jiangxi SheTai Jade Industrial Co., Ltd., sells and distributes raw jade throughout China, ranging in uses from decorative construction material to high-end jewelry sourced from the SheTai Jade mine.  This mine’s operating capacity is estimated to reach 40,000 tons and has been operating for a number of years.  It has one of the largest jade reserves in China and is owned by XiKai Mining, with which Jade Art Group signed an agreement to acquire exclusive distribution rights to sell 90% of the SheTai Jade produced from the mine for the next 50 years.  According to a survey report issued by the Inner Mongolia Geological Institution, the mine has proven and probable reserves of approximately 6 million tons, or approximately $16 billion worth of jade at current market rates of $2,750 per ton.  Several national jade experts have noted the high quality of SheTai Jade as compared to the other existing varieties of Chinese jade.

For more information, please visit:  www.jadeartgroupinc.com

Contact:

     Kevin McEnery
     Managing Director - Finance
     Jade Art Group Inc.
     646-200-6302
     kevin@jadeartgroupinc.com

     Jacalyn Guo or Wanru Zhao
     Jade Art Group Inc.
     646-200-6328
     jacalynguo@jadeartgroupinc.com

     Darren Minton
     Winning IR Company, Ltd.
     212-823-0523
     darren.minton@winningir.com